Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Playbutton Corporation

We consent to the inclusion in this Registration Statement on Form 10, filed with the SEC (the “Registration Statement”), of our report dated May 1, 2013, relating to the consolidated balance sheets of UBL Interactive, Inc. as of September 30, 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year then ended appearing in the Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
May 14, 2013